Exhibit 10.11

Braiin Limited

ACN: 660 713 093

(Company)

and

Chetan Viswanatha Saligrama

(Executive Director)

EXECUTIVE SERVICES AGREEMENT

THIS AGREEMENT is made the 3rd Day of July 2025

BETWEEN

Braiin Limited ACN 660 713 093 of 283 Rokeby Road, Subiaco WA 6008 (Company);

AND

Chetan Viswanatha Saligrama of 15 Inverell Avenue, Mount Waverley VIC 3149 (Executive Director).

RECITALS

A.	The Company wishes to confirm the appointment of the Executive Director as an employee.

B.	The Executive Director has agreed to be appointed by the Company pursuant to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement:

Agreement means the agreement constituted by this document and includes the recitals.

Board means the Board of Directors of the Company.

Business means the business of the Company or any one of its Related Bodies Corporate.

Commencement Date means the day of execution of this Agreement or such date agreed in writing by the Parties.

Confidential Information means any trade secret or other confidential information or knowledge relating to the business affairs or financial affairs of the Company or Related Bodies Corporate including, but not limited to, accounts, projections, plans, proposals, estimates, prospects, research, management plans, marketing plans, market research information, financing, products, inventions, designs, processes, data bases, data surveys, member lists, customer lists, contact lists, supplier lists, price lists, records, reports, software (including source code and object code versions), maps, processes, formulae, methods of production, techniques, charts, tables, specifications, systems, programs, models, concepts, diagrams, graphs or any other documents, including the Documents, material or other information in any form concerning the Company, or the operations, business or affairs of its customers and or any Related Bodies Corporate that the Executive gains access to, whether before, during or after the Employment.

Constitution means the Constitution of the Company from time to time.

Corporations Act means the Corporations Act 2001 (Cth).

Documents includes correspondence, letters and papers of every description, including all copies of and extracts from any of the same.

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Duty means any transfer, transaction or registration duty or similar charge imposed by any governmental authority and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them.

Employment means the employment of the Executive under this Agreement.

Fair Work Act means the Fair Work Act 2009 (Cth).

Gross Misconduct means the occurrence of any one or more of the following events:

(a)	serious misconduct;

(b)	the event referred to in clause 19.2;

(c)	neglecting to properly discharge the Executive’s duties under this Agreement with the direct or indirect effect of causing any serious damage or serious discredit to the Company’s business or material harm or damage to the Company’s commercial relationship with a third party;

(d)	a serious or persistent breach of any of the provisions of this Agreement that is, in the reasonable opinion of the Company, incapable of remedy;

(e)	being charged with an offence precluding or inhibiting the further performance of the Executive’s duties or that may bring the Company into disrepute;

(f)	being convicted of any criminal offence which brings the Company or any of its Related Bodies Corporate into disrepute; or

(g)	being declared bankrupt or making an arrangement or compromise with creditors.

Listing Rules means the listing rules of the Stock Exchanges (as the context requires) which are applicable while the Company is admitted to the official list of and / or markets operated by the Stock Exchanges, each as amended or replaced from time to time.

Moral Rights means the right of integrity (that is, the right not to have a work subjected to derogatory treatment), the right of attribution of authorship, and the right not to have authorship of a work falsely attributed, granted to authors under the Copyright Act 1968 (Cth) or otherwise.

NES means National Employment Standards under the Fair Work Act.

Price Sensitive Information means any information which a reasonable person would expect to have a material effect on the price or value of securities of a body corporate and the expression “material effect on the price or value” will have the meaning given under section 1042D of the Corporations Act.

Related Body Corporate has the meaning of any subsidiary.

Stock Exchanges means the any recognised stock exchange.

Taxes includes (but is not limited to), income tax, fringe benefits tax (including any goods and services uplift factor that may be applied) and any other goods and services tax liability that may be incurred.

Total Employment Cost means the cost to the Company of providing remuneration to the Executive and is inclusive of base salary (exclusive of superannuation), Taxes and non-cash benefits and any other benefit specifically provided for in this Agreement.

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Works means any and all materials (whether or not in electronic or other form) including, without limitation, literary works, dramatic works, musical works, artistic works, cinematographic films, sound recordings, television or sound broadcasts, computer software, and a compilation of any of the aforementioned, prepared, compiled, developed or commissioned in the performance of this Agreement, whether or not in existence at the commencement of the Employment.

1.2	Interpretation

In this Agreement unless the context otherwise requires:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	an obligation or liability assumed by, or a right conferred on, 2 or more Parties binds or benefits all of them jointly and each of them severally;

(c)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)	reference to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(j)	a reference to $ or dollar is to Australian currency.

2.	APPOINTMENT

(a)	The Company appoints the Executive Director in the position of President and Chief Operating Officer upon and subject to the terms and conditions of this Agreement.

3.	TERM

(a)	The Executive Director commenced employment on the Commencement Date, and the Commencement Date will be used for the purposes of calculating entitlements.

(b)	This Agreement takes effect on the date it is executed by the Parties and will continue until this Agreement is validly terminated in accordance with its terms.

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4.	PROBATION

There is no Probation period.

5.	DUTIES

5.1	General duties

The Executive Director will:

(a)	Role and Title

The Executive is appointed as President and Chief Operating Officer of the Company and shall serve in that capacity or in such other capacity as the Board may reasonably direct from time to time, consistent with the Executive’s experience and expertise.

(b)	Initial Responsibilities (Pre-Listing)

Prior to the Company listing on a recognised securities exchange (the “Listing”), the Executive’s duties will be limited to supporting the Company on an as-needed basis, including but not limited to:

(i) providing strategic input on business development opportunities;

(ii) contributing to investor and stakeholder engagement initiatives; and

(iii) participating in board or executive discussions when requested.

(c)	Post-Listing Duties

It is acknowledged that upon or shortly following the Listing, the Executive and the Company intend to enter into a revised Executive Services Agreement which will reflect the expanded role, duties, and responsibilities of the Executive as Chief Business Officer. The revised agreement will also incorporate an updated remuneration structure appropriate for a listed entity.

(d)	Good Faith and Best Interests

Notwithstanding the limited duties prior to Listing, the Executive agrees to act in good faith and in the best interests of the Company at all times and to perform their responsibilities to a professional standard, consistent with their skill and experience. Executive Director not to accept inducements

The Executive Director will not accept any payment or other benefit in money or in kind from any person as an inducement or reward for any act in connection with any matter or business transacted by or on behalf of the Company or its Related Bodies Corporate.

6.	HOURS OF WORK

(a)	Although the Company’s usual office hours are between 8.30am and 5.00pm Monday to Friday, business is frequently conducted outside these hours, and the Executive Director agrees to work any reasonable additional hours necessary to properly discharge the Executive’s duties, or as required by the Company.

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7.	LOcation

(a)	The Executive Director will be based in Australia.

(b)	However, the Executive Director acknowledges that the Executive Director may be required to travel (even at very short notice), and agrees to undertake this travel on behalf of the Company.

(c)	The Company will provide the Executive Director with a reasonable level of travel insurance for all travel undertaken in accordance with this clause.

8.	REMUNERATION

8.1	Executive Director to receive salary

a) Subject to the terms of this Agreement, the Company will pay to the Executive Director for services rendered a salary of AUD$1.00 per year (gross), on a Total Employment Cost basis (Salary).

(b) The Executive Director’s Salary will be reviewed every 12 months by the Company’s remuneration committee or, excluding the Executive, the Board in the event such committee is not established (Review).

(c)  In addition to the annual Review, the Company acknowledges and agrees that a comprehensive review of the Executive Director’s role, responsibilities, and remuneration will occur prior to the release of any public documentation in connection with the Company’s proposed listing on a recognised securities exchange, such as Nasdaq. At that time, a new Executive Services Agreement will be entered into reflecting the expanded scope of the Executive Director’s duties and setting out a market-based compensation package appropriate to the role in a listed company.

(d) The Company is under no obligation to increase the Executive Director’s Salary following the annual Review; however, the post-listing review described in clause 8.1(c) is intended to result in the replacement of this Agreement with an updated arrangement.

(e) The Executive Director authorises the Company to deduct from his Salary, and to set off against any monies due to him under clause 9 (Expenses) or otherwise, any sum due to the Company or any Related Body Corporate from him including without limitation any overpayments, loans or advances made to him by the Company, the cost of repairing any damage or loss to the Company’s property caused by him and any losses suffered by the Company as a result of any negligence, any breach of this Agreement or breach of duty by him.

8.2	Insurance

The Company shall endeavour to hold and maintain a directors and officers insurance policy which will be extended to the Executive Director during the employment. It is noted that at this time, the Company does not have a policy in place.

9.	EXPENSES and other charges

On provision of all documentary evidence reasonably required by the Company, the Company will reimburse the Executive for all reasonable travelling intra/interstate or overseas, accommodation, mobile telephone and general expenses incurred by the Executive Director in the performance of all duties in connection with the business of the Company and its Related Bodies Corporate.

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The Executive Director may provide equipment such as a field vehicle and field equipment to the Company which will be charged at agreed day rates.

10.	EXECUTIVE Director ‘S ACKNOWLEDGMENTS

The Executive Director acknowledges that:

(a)	Confidential Information has been and will be acquired by the Company or its Related Bodies Corporate at the Company’s or its Related Body Corporates’ initiative and expense; and

(b)	the Company and its Related Bodies Corporate have spent and will spend effort and money in establishing and maintaining its customer base, employee skills and the Confidential Information.

Accordingly, it is reasonable that the Executive Director gives the representations and warranties contained in this Agreement and, if the Employment is terminated, the Executive Director should continue to be subject to the restrictions set out in clauses 11, 12, 13 and 14.

11.	CONFIDENTIALITY

11.1	Access to Confidential Information

The Executive Director acknowledges that, having regard to the Executive’s Duties with the Company, the Executive Director has or will have access to Confidential Information and that disclosure of any Confidential Information or knowledge could materially harm the Company.

11.2	Acknowledgment

The Executive Director acknowledges that:

(a)	the Confidential Information is solely and exclusively the property of the Company;

(b)	the Executive Director is subject to obligations in relation to the Confidential Information by reason of this Agreement;

(c)	the Executive Director is subject to obligations in relation to the Confidential Information in equity and under the common law; and

(d)	the Corporations Act, the Listing Rules and/or the Constitution creates certain obligations upon the Executive in respect of use or disclosure of information.

11.3	Not to divulge Confidential Information

The Executive Director agrees that, during and after the term of the Employment, the Executive will not divulge to any person or use any Confidential Information except:

(a)	in the proper course of their Duties; or

(b)	as permitted by the Company, in writing; or

(c)	as required by law.

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11.4	Best endeavours

(a)	The Executive Director agrees that during the term of the Employment the Executive Director will use the Executive Director’s best endeavours to prevent the publication, use or disclosure of any Confidential Information and without limitation, so far is reasonably practicable, the Executive Director must:

(i)	maintain proper and secure custody of Confidential Information; and

(ii)	prevent the use by third Parties of Confidential Information.

(b)	The Executive Director agrees to require any third party who has been given access or shall be given access to the Confidential Information, to maintain that information in the strictest confidence and to procure the third party’s agreement to enter into confidentiality agreements with the Company on terms satisfactory to the Company.

11.5	Information already available to the public

This clause 12 does not apply to information which is freely available to the public, other than as a result of a breach by the Executive Director of this Agreement.

11.6	Uncertainty

If it is uncertain whether:

(a)	any information is Confidential Information; or

(b)	any Confidential Information is lawfully freely available to the public;

the information is taken to be Confidential Information and it is taken not to be freely available to the public unless the Company informs the Executive in writing to the contrary.

11.7	Continuing Obligations

This clause survives termination of this Agreement or of the Employment, for whatever reason.

12.	CONFIDENTIAL AGREEMENT

12.1	Obligation not to disclose terms of Agreement

The Executive Director acknowledges that the terms of this Agreement are confidential and, accordingly, the Executive Director agrees that, subject to clause 12.2, the Executive Director must not disclose them to any person at any time during the Employment or thereafter.

12.2	Circumstances in which disclosure is permitted

The Executive Director may disclose the terms of this Agreement to the Executive Director’s bankers or to the Executive Director’s legal or other advisers in the course of taking advice in relation to those terms or for purposes connected with the enforcement of this Agreement.

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13.	DISCOVERIES

13.1	Discoveries

The Executive Director represents and warrants that the Executive Director will immediately communicate to the Company any and all literary and other works and subject matter including all works (as those terms are used in the Copyright Act 1968 (Cth)), processes, inventions, improvements, innovations, modifications, designs, discoveries, trademarks and trade secrets, however embodied, which the Executive Director may make either alone or in conjunction with others during the course of, in connection with or arising out of the Employment and in any way connected with any of the matters in which the Company has been or is now or hereafter interested during the Employment (Inventions), whether or not the Inventions are capable of being protected by copyright, letters patent, registered design or other protection (Protection), and the Inventions will thereafter be the sole and exclusive property of the Company.

13.2	Co-operation in obtaining Protection for Inventions

(a)	If and whenever required to do so whether during or after termination of the Employment, and at the expense of the Company or its nominee, the Executive will apply or join in applying for letters patent or other similar protection in Australia or in any other part of the world for an Invention and will immediately deliver to the Company full particulars concerning the Invention and execute all instruments and do all things necessary for vesting the letters patent or other Protection when obtained, and all right and title to and interest in same, in the Company or its nominee absolutely and as sole beneficial owner or in such other person as the Board requires.

(b)	The Executive Director irrevocably appoints the Company to be the Executive’s attorney in the Executive’s name and on the Executive’s behalf to execute any such instrument or thing and generally to use the Executive’s name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 14

13.3	Information

Without limiting the generality of clause 13.1, the Executive Director represents and warrants that:

(a)	the Executive Director will immediately inform the Company of any matter which may come to the Executive Director’s notice during the Employment which may be of interest or of any importance or use to the Company or its Related Bodies Corporate;

(b)	the Executive Director will immediately communicate to the Company any proposals or suggestions occurring to the Executive Director during the Employment which may be of service for the furtherance of the business of the Company or its Related Bodies Corporate, whether or not those proposals or suggestions occurred as a result of work performed by the Executive Director for the Company or otherwise.

13.4	Continuing Obligations

This clause survives termination of this Agreement or of the Employment, for whatever reason for a period of 2 years

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14.	NON-COMPETITION

14.1	Representations by Executive Director

Subject to clause 14.8 of this Agreement, the Executive Director represents and warrants that the Executive Director will not without the prior written consent of the Company as provided in clause 14.7, during the Employment either directly or indirectly in any capacity (including without limitation as principal, agent, partner, employee, shareholder, unitholder, joint ventures, director, trustee, beneficiary, manager, consultant or adviser) carry on, advise, provide services to or be engaged, concerned or interested in or associated with any business or activity which is competitive with any business carried on by the Company or any of its Related Bodies Corporate, or be engaged or interested in any public or private work or duties which in the reasonable opinion of the Board may hinder or otherwise interfere with the performance of the Executive of duties under this Agreement.

14.2	Non-competition

The Executive Director for the duration of the Restraint Period must not, without the prior written consent of the Company, either directly or indirectly be, engaged, interested, or carry on the Restrained Activity in the Restraint Area:

(a)	either alone or in partnership or association with another person;

(b)	as principal, agent, representative, director, officer or employee;

(c)	as member, shareholder, debenture holder, noteholder or holder of any other security; or

(d)	as trustee of or as a consultant or adviser to any person.

14.3	Interpretation

In this clause 15:

(a)	Restraint Area means:

(i)	Perth; or

(ii)	Western Australia,

whichever is the largest geographical period permitted by law; and

(b)	Restrained Activity means to:

(iii)	solicit, canvass, induce or encourage any person who was at any time during the six month period ending on the date of termination of the Employment a director, employee or agent of the Company to leave the employment or agency of the Company; or

(iv)	interfere with the relationship between the Company and its clients, employees or suppliers.

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(c)	Restraint Period means:

(i)	3 months; or

(ii)	6 months,

after termination of this Agreement, whichever is the longest period permitted by law.

14.4	Combination of clauses

(a)	Clause 14.2 is construed and has effect as if it were a number of separate sub-paragraphs which result from combining each Restraint Area with the combination of the Restraint Period and the Restrained Activity.

(b)	Each resulting sub-paragraph has effect as a separate and several prohibition or restriction and is to be enforced accordingly.

14.5	Deletion of restrictions

If any of the separate resulting sub-paragraphs in clause 14.2 goes beyond what is reasonable in the circumstance and necessary to protect the legitimate interests of the Company but would be reasonable and necessary if any part of the Restraint Area, Restrained Activity or Restraint Period were deleted and/or reduced, then the Restraint applies with that part deleted and/or reduced by the minimum amount necessary to make the Restraint reasonable in the circumstances.

14.6	Acknowledgment by Executive

The Executive Director acknowledges and agrees that each of the restraints imposed upon the Executive under this clause are fair and reasonable and are no greater than is reasonably necessary to protect the Company.

14.7	Consent of the Company

For the purposes of this clause 14, where the prior written consent of the Company is required such consent shall not be given without the approval of the majority of directors (or casting vote).

14.8	Listed Entities

Nothing in this clause 14 prohibits or restricts the Executive Director from holding securities or acting as a director in any company listed on a recognised stock exchange.

14.9	Continuing Obligations

This clause survives termination of this Agreement or of the Employment, for whatever reason for a period of 6 months.

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15.	TERMINATION

15.1	Termination by the Company

The Company may at its sole discretion terminate the Employment in the following manner:

(a)	by giving not less than one (1) month’s written notice and not more than two (2) month’s written notice, if at any time the Executive Director:

(i)	is or becomes incapacitated by illness or injury of any kind which prevents the Executive Director from performing duties under this Agreement for a period of three (3) consecutive months of unpaid leave or any periods of unpaid leave aggregating three (3) months in any twelve (12) months period during the term of the Employment; or

(ii)	is or becomes of unsound mind or under the control of any committee or officer under any law relating to mental health;

(iii)	commits any breach of any of the provisions contained in this Agreement;

(iv)	demonstrates incompetence with regard to the performance of the Executive Director’s duties under this Agreement, or is neglectful of any duties under this Agreement or otherwise does not perform the duties under this Agreement in a satisfactory manner;

(v)	refuses or neglects to comply with any lawful and reasonable direction or order given to the Executive Director by the Company or;

(vi)	commits any breach of the Company’s policies or procedures.

15.2	Summary termination without notice

The Company may at its sole discretion terminate the Employment summarily and without notice if the Executive commits or becomes guilty of any Gross Misconduct.

15.3	Payment in lieu of notice

The Company may at its sole discretion dispose with the written notice period that must be given to or by the Executive Director under clauses 16.1 and 16.4 and immediately terminate the Employment by making a payment to the Executive Director equal to the Salary payable for the relevant period of notice.

15.4	Termination by the Executive Director

The Executive Director may at its sole discretion terminate the Employment in the following manner:

(a)	if at any time the Company commits any serious or persistent breach of any of the provisions contained in this Agreement and the breach is not remedied within 28 days of receipt of written notice from the Executive to the Company to do so, by giving notice effective immediately; or

(b)	by giving not less than one (1) month’s written notice and not more than two (2) months’ written notice to the Company.

15.5	Executive Director entitled to payment

On termination of the Employment, the Executive Director is entitled to payment in lieu of the annual leave to which the Executive Director has become entitled during the Employment but which the Executive Director has not taken.

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15.6	Direction not to attend work

(a)	For all or part of the Executive Director ‘s notice period under clauses 16.1 or 16.4 (or at any time during the Executive Director ‘s employment), the Company may:

(i)	direct the Executive Director:

(A)	not to attend for work at the Company’s premises;

(B)	to attend for work at a different location;

(C)	to perform no work; or

(D)	to perform designated duties whether or not these duties form part of the Executive’s usual role;

(ii)	suspend the Executive Director from the Employment, with pay, and upon any other terms and conditions as the Company sees fit, for the purpose of investigating any suspected misconduct (including serious misconduct) in which the Executive may be involved.

(b)	The Executive Director’s obligations under this Agreement continue to apply during the period contemplated under paragraph 16.6(a).

15.7	Executive Director to repay amounts owing

Subject to any agreement to the contrary, on termination of the Employment the Executive Director will pay or repay to the Company or its Related Body Corporate all sums which the Executive Director then owes the Company and its Related Body Corporate, whether those sums are then due to be paid or not.

15.8	Not to prejudice rights

Termination of the Employment will not prejudice any rights or remedies already accrued to either party under, or in respect of any breach of, this Agreement.

15.9	No unlawful payments

To the extent that the Corporations Act or the Listing Rules prohibit or limit any payment required under this Agreement, the Company shall not be bound to make such payment.

16.	CONSEQUENCES OF TERMINATION

16.1	Deliver up all property

On termination of the Employment, however occurring, the Executive Director will immediately:

(a)	deliver up to the Company all property belonging to the Company or any of its Related Bodies Corporate which is in the Executive Directo’s possession, including without limiting the foregoing, the Company’s Documents and Confidential Information; and

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(b)	destroy all electronically stored information which is the property of the Company and which is stored on property not owned by the Company.

16.2	Resign offices

On termination of the Employment, however occurring, the Executive at the request of the Board will resign without claim for compensation from any office (including that of director) held by the Executive Director in the Company or in any Related Body Corporate of the Company. If the Executive Director fails to do so, the Company is irrevocably authorised to appoint another person in the Executive’s name and on the Executive’s behalf to execute all documents and to do all things requisite to give effect thereto.

16.3	No representations

After termination of the Employment, however occurring, the Executive Director will not represent being in any way connected with or interested in the business of the Company or any of its Related Bodies Corporate.

17.	DELEGATION AND ASSIGNMENT

This Agreement is personal to the parties and:

(a)	the Executive Director will not delegate the performance of the duties set out in this Agreement to any employee or agent of the Company without the prior written consent of the Board or any nominee of the Board; and

(b)	this Agreement will not be assigned by either party without the prior written consent of the other party.

18.	policies and procedures

18.1	Acknowledgement

The Executive Director agrees to abide by the terms of any and all of the Company’s policies and procedures as may be implemented, amended and varied by the Company at its discretion from time to time.

18.2	Policies and procedures

The Company’s policies and procedures operate independently of this Agreement and are not incorporated into this Agreement.

19.	PRICE SENSITIVE INFORMATION

19.1	Acknowledgment

The Executive Director acknowledges that in the course of carrying out the services pursuant to this Agreement they may receive Confidential Information including Price Sensitive Information affecting the Company and clients of the Business. Any disclosure, communication, use or misuse of Price Sensitive Information may have very serious implications for the Company and for the Executive Director, including, for the Executive Director, contravention of the Corporations Act or investigation by the Australian Securities and Investments Commission, possible criminal prosecution and possible civil actions against the Executive Director.

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19.2	Termination if Breach

The Executive Director acknowledges that the Company has the right to terminate this Agreement without notice if the Executive Director discloses, communicates or uses Price Sensitive Information without the prior written consent of the Board except to the extent that the Executive Director is required by law to disclose, communicate or use it.

20.	LEGAL ADVICE

The Executive Director acknowledges that the Executive Director has had an opportunity to obtain legal and financial advice on the terms of the Agreement prior to signing.

21.	SEVERANCE

If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

22.	VARIATION

No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the Parties.

23.	NO WAIVER

Failure or omission by the Company at any time to enforce or require strict or timely compliance with any provision of this Agreement will not affect or impair that provision in any way, or the right of the Company to avail itself of the remedies it may have in respect of any breach of a provision.

24.	FURTHER ASSURANCE

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Party to effectively carry out and give effect to the terms and intentions of this Agreement.

25.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law from time to time in the State of Western Australia and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Western Australia and the courts which hear appeals therefrom.

26.	Counterparts

This Agreement may be executed in any number of counterparts (including by way of facsimile) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

27.	Entire Agreement

This Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

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28.	TAXATION

A payment or benefit payable to the Executive in accordance with this Agreement is expressed as a gross amount, and the Company must withhold the amount of Taxes that it is required to deduct to comply with its legal obligations.

29.	COSTS

29.1	Duty

All Duty assessed on or in respect of this Agreement shall be paid by the Company.

29.2	Legal Costs

Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

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EXECUTED by the Parties as an agreement.

EXECUTED for and on behalf of Braiin Limited ACN 660 713 093 in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) )

Signature of director		Signature of director/company secretary
/s/ Natraj Balasubramanian		/s/ Jay Stephenson
Name of director		Name of company secretary

SIGNED by Chetan Viswanatha Saligrama in the presence of:	) ) )
/s/ Chetan Viswanatha Saligrama
Signature of witness		Signature

/s/ Aran Saligrama
Name of witness

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